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As filed with the Securities and Exchange Commission on December 17, 2004

Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

GENAISSANCE PHARMACEUTICALS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	06-1338846 (I.R.S. Employer Identification Number)

Five Science Park
New Haven, Connecticut 06511
(203) 773-1450
(Address, Including Zip Code, and Telephone Number, Including
Area Code, of Registrant's Principal Executive Offices)
 KEVIN RAKIN
President and Chief Executive Officer
Genaissance Pharmaceuticals, Inc.
Five Science Park
New Haven, Connecticut 06511
(203) 773-1450
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent For Service)
 Copies to:
STEVEN D. SINGER, ESQ.
Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, Massachusetts 02109
Telephone: (617) 526-6000
Telecopy: (617) 526-5000

        Approximate date of commencement of proposed sale to public: From time to time after this registration statement becomes effective.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of Shares to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock, $.001 par value per share	7,525,425	$1.67	$12,567,460	$1,480

(1)
Consists of (a) 3,550,294 shares of common stock that Genaissance issued to investors in a private placement in November 2004, (b) 3,550,294 additional shares of common stock issuable upon the exercise of warrants that Genaissance issued to investors in the private placement in November 2004, (c) 369,280 shares of common stock that Genaissance issued to Merck KGaA pursuant to a license, development and cooperation agreement, (d) 55,557 shares of common stock issuable upon exercise of outstanding warrants and (e) an indeterminate number of additional shares of common stock as may from time to time be issued with respect to the foregoing securities as a result of stock splits, stock dividends, reclassifications, recapitalizations, combinations or similar events, which shares shall be deemed registered hereunder pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act").

(2)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act and based upon the average of the per share high and low sale prices of the common stock as quoted on The NASDAQ National Market on December 16, 2004.

        Genaissance hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until Genaissance shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling stockholders named in this prospectus are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 17, 2004

PROSPECTUS

GENAISSANCE PHARMACEUTICALS, INC.

7,525,425 SHARES OF COMMON STOCK

        All of the shares being offered by this prospectus were issued to, and are being offered by, investors who we refer to in this prospectus, along with their pledgees, donees, transferees or other successors-in-interest, as the selling stockholders. This offering is not being underwritten. We will not receive any proceeds from the sale of the shares of our common stock in this offering. However, upon any exercise of the warrants for cash, we will receive the exercise price of the warrants.

        The selling stockholders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, may offer the shares or interests therein from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

        Our common stock is traded on The NASDAQ National Market under the symbol "GNSC." On December 16, 2004, the closing sale price of our common stock on The NASDAQ National Market was $1.65 per share. You are urged to obtain current market quotations for our common stock.

        Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 3.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2004.

        We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

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PROSPECTUS SUMMARY

        This summary highlights important features of this offering and the information included or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under "Risk Factors," beginning on page 3. References in this prospectus to "Genaissance," "we," "us" and "our" refer to Genaissance Pharmaceuticals, Inc., unless the context otherwise requires.

Genaissance Pharmaceuticals, Inc.

        We develop innovative products based on our proprietary pharmacogenomic technology and have a revenue-generating business in DNA and pharmacogenomic products and services. We also market our proprietary FAMILION Test, a genetic test for cardiac channelopathies that is compliant with the Clinical Laboratory Improvement Amendments, or CLIA, which is designed to detect mutations responsible for causing Familial Long QT and Brugada Syndromes, two causes of sudden cardiac death. Our product development strategy is focused on drug candidates with promising clinical profiles and finding genetic markers to identify a responsive patient population. This strategy is designed to enable Genaissance to leverage existing clinical data and, thus, reduce the costs and risks associated with traditional drug development and increase the probability of clinical success and commercialization. Our lead therapeutic product, vilazodone for depression, is in Phase II of development.

        Our key technology and programs are as follows:

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  HAP Technology—the key components of our HAP Technology are: a database of highly-informative, proprietary measures of genomic variation, or haplotypes, which we call HAP Markers, for pharmaceutically relevant genes; a proprietary informatics system, which we call DecoGen, including unique algorithms, for defining patient populations with different drug responses; a cost-effective, efficient process for measuring genomic variation in clinical DNA samples, which we call HAP Typing; and clinical genetics development skills.

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  STRENGTH program (Statin Response Examined by Genetic HAP Markers)—this program was designed to apply our HAP Technology and our clinical genetics development skills to the statin class of drugs, which doctors use to treat patients with high cholesterol and lipid levels and who are, therefore, at risk for cardiovascular disease.

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  CARING program (Clozapine and Agranulocytosis Relationships Investigated by Genetics (HAP Markers)) —this program was designed to identify which of our HAP Markers define the patients who are most likely to develop agranulocytosis, a potentially life-threatening depletion of white blood cells, if treated with clozapine.

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  Cardiac Channelopathies program—this program was designed to develop a CLIA compliant genetic test for detecting cardiac ion channel mutations. Cardiac channelopathies, including Familial Long QT and Brugada Syndromes, are conditions that affect the electrical system of the heart. These conditions are caused by genetic mutations that result in structural abnormalities in the potassium and sodium channels of the heart and predispose affected individuals to an abnormal heart rhythm, or arrhythmia. Familial Long QT and Brugada Syndromes are commonly seen in apparently healthy, active adolescent patients. If left undiagnosed and untreated, these conditions can be fatal. We launched our FAMILION Test in May 2004. We will also seek to discover genetic markers that are predictive of drug-induced QT prolongation and arrhythmias, and arrhythmias that occur in patients with other disorders, such as congestive heart failure.

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  Vilazodone program—this program is designed to obtain genetic markers to define patients who are most likely to respond to vilazodone, a small molecule compound in-licensed from Merck KGaA, which is under development for the treatment of depression.

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  Proprietary Programs—the five programs described above are referred to collectively as our proprietary programs.

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  Molecular Biology Services—these services include Good Laboratory Practices, or GLP, compliant DNA banking and research and GLP compliant sequencing, genotyping and related services.

Corporate Information

        We were incorporated in Delaware on February 22, 1992 and changed our name to Genaissance Pharmaceuticals, Inc. on March 18, 1997. Our principal executive offices are located at Five Science Park, New Haven, Connecticut 06511. Our telephone number is (203) 773-1450, and our website is located at http://www.genaissance.com. The information on our Internet website is not incorporated by reference into this prospectus.

        The Genaissance name and logo, and DecoGen®, HAP™ and FAMILION™ are either registered trademarks or trademarks of Genaissance Pharmaceuticals, Inc. in the United States and/or other countries. All other trademarks, servicemarks or trade names referred to in this prospectus are the property of their respective owners.

The Offering

Common stock offered by the selling stockholders	7,525,425 shares of our common stock, including 3,605,851 shares issuable upon the exercise of warrants held by the selling stockholders, are being offered by this prospectus. All of the shares offered by this prospectus are being sold by the selling stockholders.
Use of proceeds
We will not receive any proceeds from the sale of shares of common stock in this offering. However, upon any exercise for cash of the warrants described herein, we will receive the exercise price of the warrants.
The NASDAQ National Market symbol	"GNSC"

        The selling stockholders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, may offer the shares or interests therein from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

RISK FACTORS

        Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below before purchasing our common stock. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties may also impair our business operations. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. In that case, the trading price of our common stock could fall, and you may lose all or part of the money you paid to buy our common stock.

Risks Related to Our Need for Financing and Financial Results

Unless we obtain additional financing, we may not be able to continue as a going concern.

        Our ability to continue as a going concern is dependent on our ability to obtain additional funding and reduce costs. We will need to continue to spend substantial funds to service our customers, conduct our proprietary programs, comply with certain of our material agreements and maintain our HAP Technology, including for the conduct of research and development activities and other general and administrative activities. Our existing cash and investment securities, and future income that we may receive from our customers, will be insufficient to fund our operations in the short term and repay our indebtedness. We believe that our existing cash reserves, together with expected future revenue, will be sufficient to support our expected net losses, debt obligations and capital expenditures at least through June 30, 2005 based upon our current activities.

        We are completing a strategic review of our operations, including reducing our operating costs. Further, we are also reviewing various alternatives to financing our ongoing operations and meeting our obligations, including potentially reorganizing the company, disposing of some of our assets, exploring strategic alternatives such as a potential sale of the company, developing strategic alliances and/or joint development arrangements. There is no assurance that we will be able to obtain sufficient financing on acceptable terms, if at all. These circumstances raise substantial doubt about our ability to continue as a going concern and our ability to meet our obligations under certain of our material agreements, including the license, development and cooperation agreement that we entered into with Merck KGaA, pursuant to which we acquired an exclusive world license to develop and commercialize vilazodone, a small molecule compound.

        Our actual cash requirements in the short term and the long term could vary depending upon a number of factors, many of which may be beyond our control, including:

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  our ability to obtain additional financing and the level of our indebtedness;

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  our ability to retain and find new customers for our proprietary programs;

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  our ability to grow profitably our molecular biology services business;

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  our ability to successfully commercialize molecular tests;

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  how we finance any clinical trials for our in-licensed compound;

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  our success in entering into strategic alliances and/or joint development agreements;

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  the commercialization of intellectual property derived from our proprietary programs;

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  the level of competition we face;

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  acquisition costs or other non-recurring charges in connection with the acquisition of companies, products or technologies;

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  our ability to maintain and develop our proprietary programs; and

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  our ability to manage effectively our operating expenses and reduce costs.

        In the longer term, we will need to grow our revenue significantly each year and, even then, we will need to seek additional funding through public or private equity financings, debt financings or commercial customers. We cannot assure you that we will be able to obtain additional financing or new customers for our molecular biology services and our proprietary programs, or generate the increased revenue to support our operations. If we do not receive additional financing, or additional income, or if we do not receive either as rapidly as we expect, we would spend our existing cash and investment securities more rapidly than we currently plan and will be unable to continue as a going concern.

We may default under our loan agreement with Comerica Bank.

        Our loan and security agreement with Comerica Bank, under which we owed approximately $2.8 million as of December 1, 2004, is a significant source of liquidity for us. The terms of the agreement include certain affirmative and negative covenants, including requirements to maintain a minimum cash balance and a minimum quick ratio, as defined. In addition, the agreement also includes a material adverse change clause. We were not in compliance with the minimum cash requirement at various times during the third quarter of 2004 and in October 2004. We were also not in compliance with the quick ratio requirement at September 30, 2004. We received waivers of such non-compliance.

        Under the terms of the Comerica agreement, non-compliance with any of the terms and conditions constitutes an event of default, and the failure to remedy the non-compliance may result in our borrowing becoming immediately due and payable or require us to maintain restricted cash in an amount equal to 105% of the outstanding debt balance. In particular, upon an event of default, Comerica may, at its election, without notice of its election and without demand, take any of the following actions:

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  declare all amounts outstanding under the Comerica agreement immediately due and payable;

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  cease advancing money or extending credit to or for our benefit;

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  settle or adjust disputes and claims directly with our account debtors for amounts, upon terms and in whatever order that Comerica reasonably considers advisable;

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  make any payments and take any actions as Comerica considers necessary or reasonable to protect its security interest in its collateral, which consists of certain of our assets; and

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  set off against our obligations any (i) company balances and deposits held by Comerica, or (ii) indebtedness at any time owing to or for the credit or our account held by Comerica.

        We are uncertain that we will be able to comply with our covenants under the Comerica agreement in the future. We are also uncertain whether we would be able to cure or obtain a waiver from Comerica for any future non-compliance. Any default under our agreement with Comerica would have a material adverse effect on our business operations, liquidity, cash flows and ability to continue as a going concern.

We are an early stage company with a history of losses and we expect to incur net losses for the foreseeable future such that we may never be profitable.

        We have incurred substantial operating losses in every year since our inception. As of September 30, 2004, we had generated only minimal revenues from our proprietary programs and our molecular biology services. From inception through September 30, 2004, we had an accumulated deficit of approximately $230.4 million. Our losses to date have resulted principally from costs we incurred in the development of and in conducting our proprietary programs and from general and administrative costs associated with operations.

        We expect to devote substantially all of our resources for the foreseeable future to service our molecular biology services and proprietary programs customers and continue the development of our proprietary programs. We will need to generate significantly higher revenues or to attract external capital in the form of debt or equity financing, or a third party collaboration, to fund our spending. Pharmaceutical and biotechnology companies are only beginning to use services such as ours in their drug and diagnostic development or marketing efforts and, accordingly, they may not choose to use our HAP Technology. In October 2004, we revised downward our revenue guidance for the year ending December 31, 2004, from $25 million to a range of $20 to $21 million. In addition, we cannot be certain whether we will be able to attract external capital in the form of debt or equity financing, or a third party collaboration, because of significant uncertainties with respect to our ability to generate revenues from the sale of products and covenants with existing shareholders. As a result, even if we obtain additional financing, we expect to incur additional losses this year and in future years, and we may never achieve profitability.

Additional financing may be difficult to obtain. Our failure to obtain necessary financing or doing so on unattractive terms could adversely affect our ability to fund operations, repay debt and develop vilazodone and thereby negatively impact our value.

        If we are unable to obtain additional financing, we will be required to delay, reduce the scope of, or eliminate one or more of our planned research, development and commercialization activities, which could harm our financial condition and operating results. For example, in November 2004, we reduced our workforce by approximately 10%, and the majority of the workforce reductions occurred in our research and development department.

        We may be forced to seek funds through arrangements with collaborators or others that require us to relinquish rights to certain of our technologies or therapeutic products which we would otherwise pursue on our own, or grant licenses on terms that may not be favorable to us. For example, in September 2004, we entered into a license, development and cooperation agreement with Merck KGaA pursuant to which we acquired an exclusive world license to develop and commercialize vilazodone, a small molecule compound. We agreed to pay milestone payments upon the achievement of specified development, regulatory and sales milestones and royalties on all future product sales and a share of all sub-licensing income from any third party on the commercialization of vilazodone. Under the agreement, we are required to demonstrate that by no later than July 22, 2005, we will have at least $8.0 million in financing or have shown the capacity to fund such levels of research and development activities in 2005 relating to vilazodone. If we are unable to meet this requirement, Merck can terminate the agreement and reacquire the compound. In addition, if the average closing price of our common stock at the time of the respective milestone payment is below $2.25 per share, we will be required to make the milestone payments to Merck in cash rather than in shares of our common stock. If Merck and its affiliates' aggregate ownership of our common stock would exceed 19.9% of the number of shares of our common stock then outstanding, we would also be required to make payments in cash rather than in shares of our common stock. We will need to seek alternative means to finance the development of vilazodone or raise additional capital to do so. We do not currently have sufficient resources to meet our obligations with respect to vilazodone.

        Any sale of additional equity or debt securities may result in additional dilution to our stockholders, and debt financing may involve covenants limiting or restricting our ability to take specific actions, such as incurring additional debt or making capital expenditures. We cannot be certain that additional public or private financing will be available in amounts or on terms acceptable or favorable to us, if at all. In addition, we cannot incur indebtedness above certain levels or issue any capital stock or other equity securities having rights, preferences, privileges or priorities pari passu with or senior to our series A preferred stock without the vote or written consent of holders of at least 66 2/3% of our series A preferred stock then outstanding. Failure to obtain additional capital may preclude us from developing or enhancing our products, taking advantage of future opportunities, growing our business or responding to competitive pressures.

Our redemption obligations under our series A preferred stock could have a material adverse effect on our financial condition.

        Under the terms of our series A preferred stock, we are required, unless the holders of at least 66 2/3% of our outstanding series A preferred stock elect otherwise, to redeem all then outstanding shares of our series A preferred stock if one or more of the following events occurs:

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  our common stock is delisted from the NASDAQ National Market;

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  we issue shares of our common stock, or securities convertible into common stock, with a purchase price of less than $2.25 per share, other than in limited circumstances;

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  we breach any representation or warranty contained in the series A purchase agreement or the registration rights agreement that has a material adverse effect on the holders of our series A preferred stock;

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  we breach any covenant or fail to perform any of our obligations under the series A purchase agreement or the registration rights agreement, each entered into in connection with the sale of our series A preferred stock, that has a material adverse effect on the holders of our series A preferred stock;

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  an involuntary case is commenced against us under any bankruptcy, insolvency or other similar law or we commence a voluntary case under any bankruptcy, insolvency or other similar law or consent to any receivership, liquidation or assignment for the benefit of creditors;

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  we default under any agreement entered into on or after October 7, 2003 under which we have incurred indebtedness for borrowed money in excess of $500,000; and

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  we, prior to October 29, 2008, liquidate, dissolve or wind-up, transfer all or substantially all of our assets or are party to a merger or other change in control transaction, in which our stockholders do not own a majority of our outstanding voting securities after such transaction.

        If we are required to redeem our series A preferred stock due to any of the foregoing events, we are required to pay each holder of our series A preferred stock the original purchase price, plus an amount equal to the dividends that would otherwise have accrued and been payable on such shares through October 29, 2008 that have not otherwise been paid as of the redemption date. As of September 30, 2004, the aggregate redemption price we would be required to pay is approximately $11.2 million. As of September 30, 2004, we had aggregate cash and cash equivalents of approximately $6.9 million, and we raised approximately $5.5 million, net of expenses, in November 2004.

        In addition, the holders of at least 66 2/3% of the outstanding shares of our series A preferred stock may elect to require us to redeem all outstanding shares of our series A preferred stock for the original purchase price, plus all accrued but unpaid dividends as of the redemption date, on either October 29, 2006, October 29, 2007 or October 29, 2008.

        A redemption of the series A preferred stock would deplete the cash we have available to fund operations, research and product development, capital expenditures and other general corporate purposes. In addition, we have incurred net losses in the past and expect to incur losses in the future, which may impair our ability to generate the cash required to meet our obligations under our series A preferred stock and our loan agreement with Comerica Bank. If we cannot generate sufficient cash to meet these obligations, we will be required to incur additional indebtedness or raise additional capital, which would negatively impact our stockholders.

The purchaser of our series A preferred stock owns a substantial portion of our capital stock, which may afford the purchaser significant influence over our affairs.

        As of September 30, 2004, the holder of our series A preferred stock, together with its affiliates, held or had the right to acquire and/or vote 15.72% of our outstanding common stock (assuming the conversion of series A preferred stock to common stock and the exercise of a common stock purchase warrant), including shares of our common stock which the holder previously purchased in the open market. The series A holder has agreed not to convert its series A if such conversion would cause the holder to beneficially own in excess of 9.99% of our common stock. Nevertheless, this stockholder has significant influence over our ability to offer securities for sale at a purchase price of less than $2.25 per share, incur additional indebtedness and any change in control of the company that may be favored by other stockholders, and could otherwise exercise significant influence over all corporate actions requiring stockholder approval, including the approval of some mergers and other significant corporate transactions, such as a sale of substantially all of our assets or the defeat of any non-negotiated takeover attempt that might otherwise benefit the public stockholders. Consequently, this stockholder may approve a transaction that in its judgment enhances the value of its investment, but which nonetheless may diverge from the interests of our other stockholders.

The agreements and instruments governing the rights and preferences of our series A preferred stock impose restrictions on our business and limit our ability to undertake certain corporate actions, including with respect to financings.

        Our amended and restated certificate of incorporation, which we refer to as our charter, and the series A purchase agreement, govern the terms of our series A preferred stock and impose significant restrictions on our business. These restrictions may limit our ability to obtain additional financing, operate our business and to take advantage of potential business opportunities as they arise. Without the consent of the holders of at least 66 2/3% of the outstanding shares of our series A preferred stock, we cannot:

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  alter or change the rights, preferences or privileges of our series A preferred stock, including any increase in the number of authorized shares of our series A preferred stock;

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  issue shares of our common stock, or securities convertible into shares of our common stock, with a purchase price of less than $2.25 per share, other than in limited circumstances;

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  incur more than $9,000,000 of indebtedness at any time;

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  create, incur or assume specified liens; or

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  declare or pay dividends, redeem stock or make other distributions to stockholders, other than in limited circumstances.

        Events beyond our control, including prevailing economic, financial and industry conditions, may affect our ability to comply with these restrictions. In addition, the holder of our series A preferred stock has the right to participate in future capital raising transactions of the company. The existence of this right may substantially reduce our ability to establish terms with respect to, or enter into, any financing with parties other than the series A preferred stockholder. The terms of any additional financing we may enter into may impose constraints on our ability to operate our business as we deem appropriate. These restrictions and covenants could limit our ability to take advantage of financings, mergers and acquisitions or other corporate opportunities, which could adversely affect our business and financial condition and your investments in our common stock.

The issuance and sale of our securities could have the effect of substantially diluting the interests of our current stockholders.

        In connection with our private placement in November 2004, we issued warrants to purchase an aggregate of 3,550,294 shares of our common stock at an exercise price of $1.69 per share. In October 2003, we issued and sold an aggregate of 270,000 shares of our series A preferred stock and granted the purchaser of such shares a warrant to purchase an additional 190,000 shares of our series A preferred stock at $22.50 per share, which the purchaser exercised on June 30, 2004. In connection with the exercise of the warrant, we granted an affiliate of the series A holder a warrant to purchase 261,500 shares of our common stock at $4.17 per share. Each share of our series A preferred stock is currently convertible into ten shares of our common stock. Consequently, on an as-converted and as-exercised basis, an aggregate of 4,861,500 shares of our common stock may be issued to the series A purchaser or its affiliate. Any issuance of shares of our common stock upon conversion of shares of our series A preferred stock, or upon exercise of outstanding warrants, could have the effect of substantially diluting the interests of our current stockholders, as well as the interests of holders of our outstanding options and warrants. As of September 30, 2004, we had outstanding options and warrants exercisable for an aggregate of 6,385,500 shares of our common stock.

        Moreover, any sale of the shares of common stock issued upon conversion of the series A preferred stock, as well as any of the outstanding shares of our common stock issued upon exercise of options or warrants, into the public market could cause a decline in the trading price of our common stock. In financing transactions, for compensatory purposes or in other types of transactions, we may issue additional equity securities, including options and warrants, that could dilute the interests of our current and future stockholders.

Our operating results may fluctuate significantly and any failure to meet financial expectations may disappoint securities analysts or investors and result in a decline in our common stock price.

        Our operating results have fluctuated in the past and we expect they will fluctuate in the future. These fluctuations could cause our common stock price to decline. Some of the factors that could cause our operating results to fluctuate include:

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  our ability to pay our obligations as they become due;

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  recognition of non-recurring revenue due to receipt of license fees, achievement of milestones, completion of contracts or other revenue;

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  demand for and market acceptance of our molecular biology services and our proprietary programs;

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  timing of the execution of agreements relating to our molecular biology services and proprietary programs, and other material contracts;

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  our dependence on a limited number of customers for a substantial portion of our revenue;

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  our competitors' announcements or introduction of new products, services or technological innovations;

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  acquisition costs or other non-recurring charges in connection with the acquisition of companies, products, drug candidates or technologies;

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  our ability to control operating expenses;

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  disputes regarding patents or other intellectual property rights;

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  securities class actions or other litigation;

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  adverse changes in the level of economic activity in the United States and other major regions in which we conduct business; and

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  general and industry-specific economic conditions, which may affect our customers' use of our HAP Technology.

        Due to volatile and unpredictable revenue and operating expenses, we believe that period-to-period comparisons of our results of operations may not be a good indication of our future performance. It is possible that our operating results may be below the expectations of securities analysts or investors. In this event, the market price of our common stock could fluctuate significantly or decline.

Risks Related to Commercialization and Development

We currently rely on a limited number of customers for a substantial portion of our revenue. As a result, our revenues may fluctuate based on the buying patterns of our customers, and the loss of one major customer or our inability to secure additional significant customers during a given period would have an adverse effect on our business and operating results.

        We are dependent upon a limited number of customers for substantially all of our revenue. In the nine months ended September 30, 2004, one of our customers accounted for 17% of our revenues and another customer accounted for 11% of our revenues. Our reliance on a small number of customers could cause our revenues to fluctuate from quarter to quarter based on the buying patterns of these customers. For example, we revised our revenue annual guidance downward in October 2004 primarily as a result of a shift in the timing of certain anticipated contracts and the receipt of samples associated with some of these contracts. If we lose and are not able to replace customers that provide us with significant revenues, it could have a material adverse effect on our revenues and on our business in general and could cause volatility or a decline in our stock price. In addition, if any of these customers fails to pay us on a timely basis or at all, our financial position and results of operations could be materially adversely affected.

To generate significant revenue, we must obtain additional customers for our molecular biology services and our proprietary programs.

        Our strategy depends on obtaining additional customers for our molecular biology services and entering into agreements with pharmaceutical and biotechnology companies for our HAP Technology and our other proprietary programs. Our contracts for our molecular biology services and with many of our HAP Technology customers are for specific limited-term projects. We may not be successful in obtaining sufficient new customers for our molecular biology services, additional customers for our HAP Technology, or obtaining any significant customers for our other proprietary programs to replace our current customers and projects. If we are unsuccessful in finding such new customers, we may never generate sufficient revenue to sustain our operations. In addition, we expect that some of our future HAP Technology collaborations, like some of our current HAP Technology collaborations, will be limited to specific, limited-term projects or that some of these collaborations may not be renewed. Accordingly, we must continually obtain new customers to be successful. To date, the integration of pharmacogenomics into drug development and marketing has not achieved widespread market acceptance.

We may need to establish collaborative relationships in order to succeed.

        In order to satisfy our obligations under our license, development and cooperation agreement relating to vilazodone, we will likely need to enter into a collaborative relationship with a third party. We face significant competition in seeking appropriate collaborators. Moreover, these arrangements are complex to negotiate and time-consuming to document. We may not be successful in our efforts to identify potential collaborators and establish collaborative relationships or other alternative arrangements, especially since we do not have experience with these types of collaborations.

        Reliance on collaborative relationships poses a number of risks, including the following:

  •
  we cannot effectively control whether our collaborator will devote sufficient resources to our programs or products;

  •
  disputes may arise in the future with respect to the ownership of rights to technology developed with a collaborator;

  •
  disagreements with a collaborator could delay or terminate the research, development or commercialization of products, or result in litigation or arbitration;

  •
  contracts with a collaborator may fail to provide sufficient protection;

  •
  we may have difficulty enforcing the contracts if a collaborator fails to perform;

  •
  collaborators have considerable discretion in electing whether to pursue the development of any additional drugs and may pursue technologies or products either on their own or in collaboration with our competitors; and

  •
  collaborators with marketing rights may choose to devote fewer resources to the marketing of our products than they do to products that they develop.

        Given these risks, even if we are able to identify a potential collaborator and negotiate and enter into a collaborative arrangement, it is possible that any collaborative arrangement into which we enter may not be successful. Failure of our efforts could cause us to breach covenants in our license agreement relating to vilazodone, delay our drug development or impair commercialization of our products. In particular, we must demonstrate to the licensor's satisfaction, by no later than July 2005, that we will have the financial resources to fund the anticipated budget for research and development activities relating to vilazodone for 2005. We will likely not be able to satisfy this requirement, or other milestone obligations with respect to vilazodone, unless we obtain significant additional funding or enter into a collaboration arrangement with a third party.

Our proprietary programs may not allow our commercial customers to develop commercial products or to increase sales of their marketed products.

        We developed our HAP Technology and other proprietary programs on the assumption that information about gene variation and gene variation associated with drug response may help drug development professionals better understand the drug response of particular populations and complex disease processes. Although the pharmaceutical and biotechnology industries are increasing their use of genomics in analyzing drug response and diseases, we are aware of only two successful drug programs applying genomics.

        We discover HAP Markers for pharmaceutically relevant genes. This information may not prove to be superior to genomic variation information discovered by our competitors. Furthermore, pharmaceutical and biotechnology companies may not choose our HAP Technology over competing technologies.

        Our DecoGen Informatics System may also be less effective than we expect or may not allow us or our commercial customers to determine a correlation between drug response and genomic variation. Furthermore, even if we or our customers are successful in identifying such a correlation, our customers may not be able to develop or sell commercially viable products nor may our customers be able to increase the sales of their marketed products using this correlation. Accordingly, our HAP Markers and HAP Technology may not improve the development, marketing and prescribing of drugs or the development and marketing of diagnostics developed by our HAP Technology customers and proprietary program customers.

We may be unable to develop or commercialize our proprietary programs if we cannot establish additional customers, and we may depend on our customers to develop or to co-develop products.

        Part of our current and future revenue will depend on payments from our current proprietary program customers and our future proprietary program customers, if any, for either the new products they may develop or for increased sales of their existing products, made possible through the use of our HAP Technology. If we are unable to attract new proprietary program customers, we may never generate sufficient revenue to sustain our operations.

        Our customers for certain of our proprietary programs may be responsible for pre-clinical study and clinical development of therapeutic and diagnostic products and for regulatory approval, manufacturing and marketing of any product or enhanced marketing claims that result from the application of our proprietary programs. Our current agreements with these customers allow them significant discretion in pursuing these activities and future agreements, if any, may allow similar discretion. We cannot control the amount and timing of resources that any such current or potential customers will devote to our programs or potential products. Our current proprietary program arrangements and our future proprietary program arrangements, if any, may also have the effect of limiting the areas of research or commercialization that we may pursue either alone or with others. Because part of our revenue could be dependent on the successful commercialization or development of our customers' products, if, for any reason, a proprietary program customer delays or abandons its development or commercialization of a product developed using our HAP Technology, we may receive reduced royalty or other payments or no royalty or other payments at all.

We invest considerable amounts of time, effort, and money to license our HAP Technology and proprietary programs and, if we fail in these licensing efforts, we may not generate sufficient revenue to sustain our operations.

        Our ability to obtain customers for our proprietary programs will depend in significant part upon the pharmaceutical and biotechnology industries' acceptance that our HAP Technology can help accelerate or improve their drug and diagnostic development and marketing efforts. To achieve market acceptance, we must continue to educate the pharmaceutical and biotechnology industries and the public in general as to the potential benefits of our HAP Technology. Most importantly, we must convince the research and development, clinical and marketing departments of pharmaceutical and biotechnology companies that our HAP Technology can accelerate and improve the processes for developing, marketing and prescribing drugs and for developing and marketing diagnostics and that our proprietary programs will be commercially viable. If we fail to gain this acceptance, we may never generate sufficient revenue to sustain our operations. We may expend substantial funds and management effort to market our proprietary programs without any resulting revenue.

If we do not successfully distinguish and commercialize our proprietary programs, we may be unable to compete successfully with our competitors or to generate revenue significant to sustain our operations.

        Numerous entities are attempting to identify genomic variation predictive of specific diseases and drug response and to develop products and services based on these discoveries. We face competition in these areas from pharmaceutical, biotechnology and diagnostic companies, academic and research institutions and government and other publicly-funded agencies, both in the United States and abroad, most of which have substantially greater capital resources, research and development staffs, facilities, manufacturing and marketing experience, distribution channels and human resources than do we.

        These competitors may discover, characterize or develop important technologies applying genomics before us or our customers for our proprietary programs that are more effective than those technologies which we develop or which our customers for our proprietary programs develop. Additionally, these competitors may obtain regulatory approvals for their drugs and diagnostics more rapidly than our customers for our proprietary programs do, any of which could limit our ability to market effectively our proprietary programs.

        Some companies and governments are marketing or developing a number of databases and informatics tools to assist participants in the healthcare industry and academic researchers in the management and analysis of genomic data. Entities such as Perlegen Sciences, Celera Genomics Group and the International HapMap Project have developed databases containing gene sequence, genomic variation or other genomic information and are marketing their data to pharmaceutical and biotechnology companies or are making their databases freely available to the public. In addition, numerous pharmaceutical and biotechnology companies, such as GlaxoSmithKline plc, either alone or in collaboration with our competitors, are developing genomic research programs that involve the use of information that can be found in these databases. Furthermore, companies, such as deCODE genetics, Inc., have technologies for using genomic variation in diagnostics and in the drug development process and have collaborations with companies employing these technologies.

        Genomic technologies have undergone, and are expected to continue to undergo, rapid and significant change. Our future success will depend in large part on maintaining a competitive position in the genomics field. Others may rapidly develop new technologies that may result in our test or technologies becoming obsolete before we recover the expenses that we incur in connection with the development of these products. Our proprietary programs could become obsolete if our competitors offer less expensive or more effective drug discovery and development technologies, including technologies that may be unrelated to genomics.

Our FAMILION Test may not gain market acceptance.

        The market for genetic tests is relatively undeveloped. We are marketing our test to physicians who did not currently have a genetic test available for cardiac channelopathies. The success of our test depends on its acceptance by the medical community, patients and third-party payors as medically useful. If we are not able to gain market acceptance for our test, we may not be able to generate sufficient revenue to sustain our operations.

Risks Related to Our Intellectual Property

If we are unable to prevent others from unauthorized use of, or are unable to defend their use of, our patents, trade secrets or know how, we may not be able to operate our business profitably.

        Despite our efforts to protect our proprietary rights, unauthorized parties may be able to obtain and use information that we regard as proprietary. The issuance of a patent does not guarantee that it is valid or enforceable. Thus, even if we obtain patents, they may be challenged, narrowed, invalidated or unenforceable against third parties, which could limit our ability to stop competitors from marketing similar technologies or products, or limit the length of term of patent protection we may have for any of our technologies or products. Changes in patent laws or in interpretations of patent laws in the United States and other countries may diminish the value of our intellectual property or narrow the scope of our patent protection. Because patent applications that were filed prior to November 29, 2000 in the United States are confidential until patents issue, third parties may have filed patent applications for technology covered by our pending patent applications without us being aware of those applications, and our patent applications may not have priority over any patent applications of others. We are aware that there are other firms and individuals who have discovered, or are currently discovering, information similar to the information we are discovering, who may have filed, and in the future are likely to file, patent applications that are similar or identical to our proprietary program patent applications. In addition, some interest groups are lobbying for restrictions on patenting of genetic tests.

        Further, a patent does not provide the patent holder with freedom to operate in a way that infringes the patent rights of others. A third party may sue us for infringing on its patent rights. Likewise, we may need to resort to litigation to enforce a patent issued to us or to determine the scope and validity of third party proprietary rights. The cost to us of any litigation or other proceeding relating to intellectual property rights, even if resolved in our favor, could be substantial, and the litigation would divert our management's focus from our core business concerns. Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. Uncertainties resulting from the initiation and continuation of any litigation could limit our ability to continue our operations.

        We also rely upon unpatented trade secrets and improvements, unpatented know-how and continuing technological innovation to develop and maintain our competitive position. We generally protect this information with reasonable security measures, including confidentiality agreements signed by our employees, academic collaborators and consultants that provide that all confidential information developed or made known to others during the course of the employment, consulting or business relationship will be kept confidential except in specified circumstances. Agreements with employees, consultants and collaborators generally provide that all inventions conceived by the individual while employed by us are our exclusive property. If employees, consultants or collaborators do not honor these agreements, we may not have adequate remedies for breach. Furthermore, our trade secrets may otherwise become known or be independently discovered by competitors.

        If any party should successfully claim that the creation or use of our proprietary programs infringes upon their intellectual property rights, in addition to any damages we might have to pay, a court could require us to stop the infringing activity or obtain a license on unfavorable terms. Moreover, any legal action threatened or commenced against us or any of our program customers claiming damages or seeking to enjoin commercial activities relating to the affected test and processes could, in addition to subjecting us to potential liability for damages, require us or current and any future customers of our proprietary programs, if any, to obtain a license in order to continue to manufacture or market the affected test and processes. Any license required under any patent may not be made available on commercially acceptable terms, if at all. In addition, some licenses may be non-exclusive and, therefore, our competitors may have access to the same technology licensed to us. If we fail to obtain a required license or are unable to design around a patent, we may be unable to market effectively some of our proprietary programs, which could limit our profitability and possibly prevent us from generating revenue sufficient to sustain our operations.

Regulatory Risks

Regulatory oversight of our proprietary programs and public opinion regarding ethical issues surrounding the use of genetic information may adversely affect our ability to market our products and services.

        Currently, there is limited Food and Drug Administration, or FDA, regulation of genetic tests. The Secretary's Advisory Committee on Genetic Testing, an advisory panel to the Secretary of the U.S. Department of Health and Human Services, has recommended that the FDA expand its regulation of genetic testing to require FDA approval for all new genetic tests and labeling of genetic tests. If the FDA adopts this recommendation, it may require that we, or our customers, apply for FDA approval as a prerequisite to marketing genetic tests that incorporate our intellectual property. If the FDA were to deny any application of this kind, it could adversely affect our business and we may be unable to generate sufficient revenue to sustain our operations.

        The FDA has twice required that a physician must have genomic variation information determined about a patient before the doctor prescribes a drug. On November 3, 2003, the FDA issued draft guidance that encourages drug and biologic developers to conduct pharmacogenomic tests during drug development and clarified how the FDA will evaluate the resulting data. The draft guidance provides specific criteria and recommendations on the submission of pharmacogenomic data in connection with Investigational New Drug Applications, New Drug Applications and Biological License Applications. The draft guidance includes information on the type of data needed and how the FDA will or will not use such data in regulatory decisions. The FDA asked for voluntary submissions of research information in order to gain experience as the field of pharmacogenomics evolves. The FDA advised that the agency would not use information from voluntary reports for regulatory decisions on the drug or biologic with which the voluntary data is associated. In addition, the FDA held a workshop in November 2003 to discuss its draft guidance and stated that the agency plans in the near future to issue final guidance on the co-development of a pharmacogenomic test and drug. Our success will depend, in part, on how rapidly the pharmaceutical and biotechnology industry implements the guidance and, accordingly, the validity of our test and services as a basis for identifying genomic variation and for correlating drug response with genomic variation. Without this implementation by the pharmaceutical and biotechnology industry, we may be unable to market effectively any test we may have as well as any of our services and we may not generate sufficient revenue to sustain our operations.

        Within the field of personalized health and medicine, governmental and other entities may enact patient privacy and healthcare laws and regulations that may limit the generation and use of genomic variation data. To the extent that these laws and regulations limit the use of our products and services or impose additional costs on our customers, we may be unable to market effectively our proprietary programs and we may not generate sufficient revenue to sustain our operations.

        Additionally, public opinion on ethical issues related to the confidentiality and appropriate use of genetic testing results may influence governmental authorities to call for limits on, or regulation of the use of, genetic testing. In addition, governmental authorities or other entities may call for limits on, or regulation of the use of, genetic testing or prohibit testing for genetic predisposition to certain conditions, particularly for those that have no known cure. The occurrence of any of these events could reduce the potential markets for our products and services, which could prevent us from generating sufficient revenue to sustain our operations.

        Furthermore, we may be directly subject to regulations as a provider of diagnostic information. To the extent that these regulations restrict the sale of our products and services or impose other costs, we may be unable to provide our products and services to our customers on terms sufficient to recover our expenses.

If we or our customers do not seek, or do not receive, marketing approval for products developed, if any, from our proprietary programs, we may receive delayed royalty or other payments or no royalty or other payments at all.

        Any new drug, biologic, or new drug or biologic indication we or our customers develop using genetic markers from our proprietary programs must undergo an extensive regulatory review process in the United States and other countries before a new product or indication of this kind could be marketed. This regulatory process can take many years, requires substantial expense and is uncertain as to outcome. Changes in FDA policies and the policies of similar foreign regulatory bodies can prolong the regulatory review of each new drug or biologic license application or prevent approval of the application. We expect similar delays and risks in the regulatory review process for any diagnostic product developed by us or our customers, whenever this regulatory review is required. Even if a product obtains marketing clearance, a marketed product and its manufacturer are subject to continuing review. A manufacturer may be forced to withdraw a product from the market if a previously unknown problem with a product becomes apparent. Because our future revenue will be dependent on the successful commercialization or development of products using genetic markers from our proprietary programs, any delay in obtaining, failing to obtain, or failing to maintain regulatory approval for a product developed using genetic markers from our proprietary programs may delay our receipt of royalty or other payments or prevent us from receiving royalty or other payments sufficient to recover our expenses.

If our customers are unable to obtain FDA approval for therapeutic or diagnostic products developed using our HAP Technology or genetic markers from our other proprietary programs, the lack of regulatory approval will diminish the value of our HAP Technology and other proprietary programs.

        To date, none of our customers have developed or commercialized any therapeutic product or commercialized any diagnostic product using our genetic markers from our proprietary programs. We expect to rely on our customers to file applications for regulatory approval and generally direct the regulatory review process and obtain FDA acceptance of any product they develop with our genetic markers from our proprietary programs, if any. Our customers may not submit an application for regulatory review. Even if they do submit applications, they may not be able to obtain marketing clearance for any product on a timely basis, if at all. If our customers fail to obtain required governmental clearances for any therapeutic or diagnostic product, they will not be able to market these products. As a result, we may not receive royalty or other payments from our customers. The occurrence of any of these events may prevent us from generating revenue sufficient to sustain our operations.

If we are unable to obtain reimbursement from health insurers and other organizations for our FAMILION Test, our test may be too costly for regular use and our ability to generate revenues would be harmed.

        Our future revenues and profitability will be adversely affected if we cannot depend on governmental and private third-party payors to defray the cost of our test to patients. If these entities refuse to provide reimbursement for our test or provide an insufficient level of reimbursement, our test may be too costly for general use. Our profitability may be adversely impacted if we choose to offer our test at a reduced price. Any limitation on the use of our test or any decrease in the price of our test without a corresponding decrease in the related costs could have a material adverse effect on our ability to generate revenues.

Additional Risks Related to Our Business

We depend on third-party products and services and limited sources of supply for our high-throughput genotyping laboratory.

        We rely on outside vendors to supply certain software, products and materials used in our laboratories. Some of these products and materials are obtained from a single supplier or a limited group of suppliers. For example, we have a written agreement with Sequenom, Inc. pursuant to which it is contractually the sole provider of silicon chips for one-time use on their MassARRAY™ System, which is our primary genotyping platform in our New Haven facility. Under the terms of the agreement and subject to specific conditions, we have the authority to reuse these chips should Sequenom be unable to supply new chips to us. While we believe that we could prepare for reuse the requisite supply of chips without unreasonable cost or delay, we may be unable to do so. We have no other written long-term supply agreements with our suppliers. Our reliance on outside vendors generally and a sole or a limited group of suppliers in particular involves several other risks, including:

  •
  the inability to obtain an adequate supply of required software, products and materials due to capacity constraints, product defects, a discontinuance of a product by a supplier or other supply constraints;

  •
  reduced control over quality and pricing of software, products and materials; and

  •
  delays and long lead times in receiving software, products, or materials from vendors.

If we fail to maintain our computer hardware, software and related infrastructure, we could experience loss of, or delay in, revenue and market acceptance.

        Because our business requires manipulating and analyzing large amounts of data, we depend on the continuous, effective, reliable and secure operation of our computer hardware, software and related infrastructure. To the extent that any of these elements malfunction, we will experience reduced productivity. We protect our computer hardware through physical and software safeguards. However, our computer hardware is still vulnerable to fire, weather, earthquake, or other natural disaster and power loss, telecommunications failures, physical or software break-ins and similar events. In addition, the software and algorithmic components of DecoGen are complex and sophisticated, and as such, could contain data, design or software errors that could be difficult to detect and correct. Users of our system may find software defects in current or future tests. If we fail to maintain the necessary computer capacity and data to support our computational needs and our customers' drug and diagnostic discovery and development efforts, we could experience a loss in revenue, or a delay in receiving revenue and a delay in obtaining market acceptance for our technology.

The current technology labor market is very competitive, and our business may suffer if we are not able to hire and retain sufficient personnel.

        Our future success depends on the continued service of our key technical, marketing, executive and administrative personnel. The loss of the services of any of these individuals could have a material adverse effect on our product development and commercialization efforts. In addition, research, product development and commercialization may require additional skilled personnel. Competition for qualified personnel in the technology area is intense, and we operate in geographic locations where labor markets are particularly competitive, including New Haven, Connecticut; Morrisville, North Carolina; Houston, Texas; and Takeley, England, where our service facilities are located. If we are unable to attract and retain a sufficient number of qualified employees on acceptable terms, our business, financial condition and results of operations could be seriously harmed. The inability to retain and hire qualified personnel could also hinder the future expansion of our business.

Integration efforts or strategic investments could interrupt our business and our financial condition could be harmed.

        On May 15, 2003, pursuant to the approval of the United States Bankruptcy Court, we purchased substantially all of the assets and assumed certain liabilities of DNA Sciences, Inc. In addition, on April 1, 2004, we acquired Lark Technologies, Inc. Our integration activities with respect to the DNA Sciences and Lark acquisitions are ongoing and entail numerous risks that include the following:

  •
  difficulties integrating any acquired operations, personnel, technologies or product;

  •
  diversion of management's focus from our core business concerns; and

  •
  entering markets in which we have no or limited prior experience or knowledge.

        Any difficulties encountered as a result of our recent acquisitions could adversely affect our business, operating results and financial condition.

Risks Relating to Financial Reporting

Investor confidence and our share price may be adversely affected if we are unable to complete our documentation and testing of our internal controls over financial reporting or if our independent auditors are unable to provide us with the attestation of the adequacy of our internal controls over financial reporting as of December 31, 2004, as required by Section 404 of the Sarbanes-Oxley Act of 2002.

        As directed by Section 404 of the Sarbanes-Oxley Act of 2002, the Securities and Exchange Commission adopted rules requiring public companies to include a report of management on our internal controls over financial reporting in our annual reports on Form 10-K that contains an assessment by management of the effectiveness of our internal controls over financial reporting. In addition, our independent auditors must attest to and report on management's assessment of the effectiveness of our internal controls over financial reporting. This requirement will first apply to our Annual Report on Form 10-K for the fiscal year ending December 31, 2004, subject to the temporary exemptive relief provided by the Securities Exchange Commission on November 30, 2004. We are diligently and vigorously reviewing our internal controls over financial reporting in order to ensure compliance with the new Section 404 requirements, however this review is ongoing as of the date of this prospectus. Our documentation and testing to date have identified certain gaps in the documentation, design and effectiveness of internal controls over financial reporting that we are in the process of remediating. Given the risks inherent in the design and operation of internal controls over financial reporting, we can provide no assurance as to our, or our independent auditor's conclusions at December 31, 2004 with respect to the effectiveness of our internal controls over financial reporting. This could result in an adverse reaction in the financial marketplace due to a loss of investor confidence in the reliability of our financial statements, which ultimately could negatively affect the market price of our shares.

If the estimates we make, and the assumptions on which we rely, in preparing our financial statements prove inaccurate, our actual results may vary from those reflected in our projections.

        Our financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of our assets, liabilities, revenue and expenses, the amounts of charges we accrue and related disclosure of contingent assets and liabilities. For example, we have recorded certain long-lived intangible assets based on their value at the date of acquisition. Events could occur that would cause us to re-evaluate the life of those assets and, therefore, whether those assets have been impaired, resulting in an impairment charge. We based the estimates we make on historical experience and on various other assumptions that we believed to be reasonable at the time and under the circumstances. If the estimates relating to our intangibles are determined to be incorrect, a write-down may be required, which could have a material adverse effect on our financial condition. There can be no assurance that any of our estimates or the assumptions underlying our estimates, whether relating to intangibles or other aspects of our financial statements, will be correct.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

        This prospectus includes and incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included or incorporated in this prospectus regarding our strategy, liquidity position, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words "anticipates," "believes," "estimates," "expects," "intends," "may," "plans," "projects," "will," "would" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements. These plans, intentions and expectations are based on certain assumptions regarding our ability to attract additional sources of financing, our efforts to build a pharmacogenomic franchise around ion channel mutations, the timing and outcome of our genetic testing programs, research and development activities, projected expenditures, the ability of our technologies to improve the drug development process, success of our commercialization efforts and growth in our revenues and other factors relating to our business. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included or incorporated in this prospectus, particularly under the heading "Risk Factors," that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Readers are cautioned not to place undue reliance on our forward-looking statements, which reflect management's analysis, judgment, belief or expectation only as of the date on which they are made. Except as otherwise required by law, we do not assume any obligation to update any forward-looking statements.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of shares by the selling stockholders. The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, The NASDAQ National Market listing fees, printing fees, and fees and expenses of our counsel and our accountants.

        A portion of the shares covered by this prospectus are, prior to their resale pursuant to this prospectus, issuable upon exercise of warrants described herein. Upon any exercise of the warrants by payment of cash, we will receive the exercise price of the warrants. If all of the warrants pursuant to which we are hereby registering the underlying shares of common stock were exercised for cash, we would receive aggregate proceeds of approximately $6.2 million. To the extent we receive cash upon any exercise of the warrants, we currently expect to use that cash for working capital and general corporate purposes. The warrants are exercisable under limited circumstances on a cashless basis, in which case we would not receive any proceeds upon exercise of the warrants.

SELLING STOCKHOLDERS

        The shares of common stock being sold by the selling stockholders consist of:

  •
  3,550,294 shares of our common stock that we issued to certain of the selling stockholders in a private placement in November 2004;

  •
  3,550,294 shares of our common stock issuable upon exercise of warrants to purchase common stock that we issued to certain of the selling stockholders in connection with their purchase of shares of common stock in the private placement;

  •
  369,280 shares of our common stock that we issued to Merck KGaA pursuant to our license, development and commercialization agreement effective as of September 22, 2004; and

  •
  55,557 shares of our common stock issuable upon exercise of outstanding warrants that we issued prior to November 2004.

        In connection with the registration rights we granted to the selling stockholders, we filed with the Securities and Exchange Commission a registration statement on Form S-3, of which this prospectus forms a part, with respect to the resale or other disposal of the shares of common stock offered by this prospectus or interests therein from time to time on The NASDAQ National Market, in privately negotiated transactions or otherwise. We have also agreed to prepare and file amendments and supplements to the registration statement to the extent necessary to keep the registration statement effective for the period of time required under our agreements with the selling stockholders.

        The actual number of shares of common stock covered by this prospectus, and included in the registration statement of which this prospectus forms a part, includes additional shares of common stock that may be issued with respect to the shares of common stock or the warrants described herein as a result of stock splits, stock dividends, reclassifications, recapitalizations, combinations or similar events.

        Percentage ownership calculations are based on 34,691,008 shares of our common stock outstanding as of December 13, 2004. The number of shares of common stock outstanding as of December 13, 2004 does not include 460,000 shares of our series A preferred stock issued and outstanding and convertible as of the date of this prospectus into an aggregate of 4,600,000 shares of our common stock. The following table sets forth, to our knowledge, information about the selling stockholders as of December 13, 2004. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, or SEC, and includes voting or investment power with respect to shares. Shares of common stock as to which a selling stockholder has the right to acquire within 60 days after December 13, 2004 through the exercise or conversion of any stock option, warrant, preferred stock or other right are deemed outstanding for computing the percentage ownership of the person holding such stock option, warrant, preferred stock or other right, but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated below, to our knowledge, all selling stockholders named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the selling stockholder named below.

	Beneficial Ownership Prior to Offering(2)					Beneficially Ownership After Offering(2)
		Right to Acquire within 60 days of December 13 2004(3)
Names of Selling Stockholders(1)	Number of Shares		Total Beneficial Ownership(3)	Percentage	Number of Shares being Offered(2)(3)	Number of Shares		Percentage
Orion Biomedical Fund, L.P.(4)	486,095	486,095	972,190	2.8%	972,190	—		—
Bristol Investment Fund, Ltd.	443,787	443,787	887,574	2.5%	887,574	—		—
Capital Ventures International(4)	443,787	443,787	887,574	2.5%	887,574	—		—
Portside Growth and Opportunity Fund(4)	443,787	443,787	887,574	2.5%	887,574	—		—
Prescott Group Aggressive Small Cap Master Fund	949,616	384,616	1,334,232	3.8%	769,232	565,000		1.6%
Merck KGaA	369,280	—	369,280	1.1%	369,280	—		—
Merifin Capital N.V.	236,686	238,558	475,244	1.4%	473,372	1,872	(3)	*
MPB Limited Partnership	150,000	150,000	300,000	*	300,000	—		—
Sunrise Equity Partners, L.P.(4)	147,929	147,929	295,858	*	295,858	—		—
TCMP3 Partners L.P.	147,929	147,929	295,858	*	295,858	—		—
Iroquois Capital L.P.	118,344	118,344	236,688	*	236,688	—		—
Richard Morgan	149,680	118,344	268,024	*	236,688	31,336		*
Orion Biomedical Offshore Fund, L.P.(4)	105,621	105,621	211,242	*	211,242	—		—
Emerald Investment Partners, L.P.(4)	396,267	96,267	492,534	1.4%	192,534	300,000		*
Catalytix, LDC	68,344	68,344	136,688	*	136,688	—		—
Victor L. Marshall	266,772	59,172	325,944	*	118,344	207,600		*
Catalytix, LDC Life Science Hedge	50,000	50,000	100,000	*	100,000	—		—
General Electric Capital Corporation, successor-in-interest to TBCC Funding Trust II(4)	—	55,557	55,557	*	55,557	—		—
Amphion Capital Partners LLC 401K dated 11/1/03 FBO: Jonathan Gold TTEE	30,586	29,586	60,172	*	59,172	1,000		*
Robert Mosberg(4)	36,400	20,000	56,400	*	40,000	16,400		*

*
Represents less than 1%.

(1)
The term "selling stockholders" includes donees, pledgees, transferees and other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer.

(2)
We do not know when or in what amounts a selling stockholder may offer shares for sale. The selling stockholders might not sell any or all of the shares of our common stock offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this offering, and because, to our knowledge, there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares we cannot estimate the number of the shares that will be held by the selling stockholders after completion of this offering. However, for purposes of this table, we have assumed that, after completion of this offering, none of the shares of our common stock covered by this prospectus will be held by the selling stockholders.

(3)
Includes shares of our common stock issuable upon exercise of warrants.

(4)
The selling stockholder is an affiliate of a broker-dealer. See "Plan of Distribution" below.

  Voting/Investment Control Table

        The following table sets forth the natural person(s) who exercise voting and/or investment control over the shares held by, or issuable to, selling stockholders that do not file reports with the Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended. The inclusion of any natural person in this table does not constitute an admission of beneficial ownership of any shares of common stock or any shares issuable upon exercise of any warrants.

Selling Securityholder	Natural person(s) with voting or investment power
Orion Biomedical Fund, L.P.	Lindsay Rosenwald, M.D.(1)
Bristol Investment Fund, Ltd	Paul Kessler(2)
Capital Ventures International	Martin Kobinger(3)
Portside Growth and Opportunity Fund	Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon(4)
Prescott Group Aggressive Small Cap Master Fund	Phil Frohlich or Jeffrey D. Watkins
Merck KGaA	Olaf Klinger and Michael Becker
Merifin Capital N.V.	Guillaume de Rham and Jacqueline Curzon
MPB Limited Partnership	Marc P. Blum and Leonor T. Blum
Sunrise Equity Partners, L.P.	Nathan Low, Marilyn Adler and Amnon Mandelbaum(5)
TCMP3 Partners L.P.	Walter Schenker and Steven Slawson
Iroquois Capital L.P.	Joshua Silverman(6)
Orion Biomedical Offshore Fund, L.P.	Lindsay Rosenwald, M.D.(7)
Emerald Investment Partners, L.P.	Marvin H. McIntyre and David Gray
Catalytix, LDC	Ken Sorensen, Ph.D.
Catalytix, LDC Life Science Hedge	Ken Sorensen, Ph.D.
Amphion Capital Partners LLC 401K dated 11/1/03 FBO: Jonathan Gold TTEE	Jonathan Gold

(1)
Lindsay Rosenwald, M.D. is the Managing Member to Orion Biomedical GP, LLC, which is the General Partner to Orion Biomedical Fund, L.P.

(2)
Paul Kessler, as manager of Bristol Capital Advisors, LLC, the investment manager to Bristol Investment Fund, Ltd., has voting and investment control over the securities held by Bristol Investment Fund, Ltd. Mr. Kessler disclaims beneficial ownership of the securities held by Bristol Investment Fund, Ltd.

(3)
Heights Capital Management, Inc., the authorized agent of Capital Ventures International ("CVI"), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the shares.

(4)
Ramius Capital Group, LLC ("Ramius Capital") is the investment adviser of Portside Growth and Opportunity Fund ("Portside") and consequently has voting control and investment discretion over securities held by Portside. Ramius Capital disclaims beneficial ownership of the shares held by

  Portside. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S & Co., LLC, the sole managing member of Ramius Capital. As a result, Messrs. Cohen, Stark, Strauss and Solomon may be considered beneficial owners of any shares deemed to be beneficially owned by Ramius Capital. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of these shares.

(5)
Level Counter LLC, as general partner of Sunrise Equity Partners, L.P., has or shares voting or investment control over the shares held by Sunrise Equity Partners, L.P. Voting or investment control decisions by Level Counter LLC require the unanimous vote of Nathan Low, Marilyn Adler and Amnon Mandelbaum.

(6)
Mr. Silverman disclaims beneficial ownership of shares held by Iroquois Capital L.P.

(7)
Lindsay Rosenwald, M.D. is the Managing Member to Orion Biomedical GP, LLC, which is the General Partner to Orion Biomedical Offshore Fund, L.P.

  Relationships with Selling Stockholders

        Christopher Wright, a member of our board of directors, serves on the board of directors and as an executive director of Merifin Capital Inc., an affiliate of Merifin Capital N.V.

        Other than as set forth above, no selling stockholder has held any position or office with, and has not otherwise had a material relationship with, us within the past three years.

PLAN OF DISTRIBUTION

        The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. The term "selling stockholders" includes donees, pledgees, transferees or other successors-in-interest selling shares that have been received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling stockholders may sell their shares by one or more of, or a combination of, the following methods:

  •
  purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

  •
  ordinary brokerage transactions and transactions in which the broker solicits purchasers;

  •
  block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  an over-the-counter distribution in accordance with the rules of the NASDAQ National Market;

  •
  in privately negotiated transactions; and

  •
  in options transactions.

        In addition, the selling stockholders may sell any shares that qualify for sale pursuant to Rule 144 of the Securities Act under Rule 144 rather than pursuant to this prospectus.

        To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell the common stock short and redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus, as supplemented or amended to reflect such transaction. The selling stockholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus, as supplemented or amended to reflect such transaction. In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale.

        The aggregate proceeds to the selling stockholders from the sale of shares of our common stock offered by them will be the purchase price of our common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of shares of our common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. However, upon any exercise of the warrants for cash described herein, we will receive the exercise price of the warrants. If all of the warrants pursuant to which we are hereby registering the underlying shares of our common stock were exercised for cash, we would receive aggregate proceeds of approximately $6.2 million upon the exercise of the warrants. Under limited circumstances, warrantholders are entitled to exercise their warrants on a cashless basis, in which case we would receive no exercise proceeds. To the extent we receive cash upon any exercise of the warrants, we currently expect to use that cash for working capital and general corporate purposes.

        The selling stockholders identified in the selling stockholder table as affiliates of broker-dealers have informed us that they purchased the shares of our common stock offered by them in the ordinary course of business, and at the time of the purchase of the shares had no agreements, plans or understandings, directly or indirectly, with any person to distribute the shares. To the extent we become aware that any selling stockholder did not acquire its shares in the ordinary course of business or did have such an agreement, plan or understanding, we will file an amendment to this registration statement to designate such affiliate as an "underwriter" within the meaning of the Securities Act.

        In offering the shares covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, in which event any profits realized by the selling stockholders and the compensation of any broker-dealers may be deemed to be underwriting discounts and commissions. "Underwriters" within the meaning of Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

        In order to comply with the securities laws of some states, if applicable, the shares must be sold in those states only through registered or licensed brokers or dealers. In addition, some states may restrict the selling stockholders from selling their shares unless the shares have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

        We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus, as it may be supplemented or amended from time to time, available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

        At the time a particular offer of shares is made, if required, we will distribute a prospectus supplement that will set forth the number of shares being offered and the terms of this offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public. In addition, we may amend or supplement this prospectus from time to time to describe a specific plan of distribution.

        We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities arising under the Securities Act.

        In connection with the private placement that we closed on November 19, 2004, we agreed with certain of the selling stockholders to use our commercial reasonable best efforts to cause the registration statement of which this prospectus constitutes a part to become effective within 90 days of closing and to keep the registration statement effective until the earliest of:

  •
  November 19, 2006;

  •
  the date on which the selling stockholder may sell the shares registered under this registration statement and then held by the selling stockholder without restriction by the volume limitations of Rule 144(e) under the Securities Act; and

  •
  such time as all shares held by the selling stockholder and registered under this registration statement have been sold pursuant to the registration statement, to or through a broker, dealer or underwriter in a public distribution or a public securities transaction or in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(1) thereof so that all transfer restrictions and restrictive legends, if any, are removed upon the consummation of such sale.

        Our agreements with these selling stockholders also provide that under certain circumstances we may suspend the use of this prospectus in connection with sales of shares of common stock for up to two suspension periods in any twelve-month period, each of which may not exceed 20 days.

        The terms of our agreements with the other selling stockholders also require us to maintain the effectiveness of this registration statement for specified periods of time, which could be as long as two years from the effective date of the registration statement plus any suspension periods.

        We will bear the expenses of preparing and filing this registration statement and all amendments and supplements to the registration statement.

        Our common stock, including the shares offered by this prospectus, are traded on the NASDAQ National Market under the symbol "GNSC."

LEGAL MATTERS

        The validity of the shares offered by this prospectus has been passed upon by Wilmer Cutler Pickering Hale and Dorr LLP.

EXPERTS

        The consolidated financial statements of Genaissance Pharmaceuticals, Inc. as of December 31, 2003 and 2002 and for each of the two years in the period ended December 31, 2003 have been so incorporated by reference herein and in the registration statement of which this prospectus forms a part in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The audited financial statements as of December 31, 2001 and for the year ended December 31, 2001 incorporated by reference herein and in the registration statement of which this prospectus forms a part have been audited by Arthur Andersen LLP (Andersen), independent public accountants, as indicated in their report with respect thereto. In 2002, Andersen ceased operations. A copy of the report previously issued by Andersen on our financial statements as of December 31, 2001 and for the year ended December 31, 2001 is included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2003 as filed with the SEC on March 31, 2004, which is incorporated herein by reference. Such report has not been reissued by Andersen.

        The financial statements of Lark Technologies, Inc. appearing in Lark Technologies, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2003, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file reports, proxy statements and other documents with the SEC. You may read and copy any document we file at the SEC's public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. Our SEC filings are also available to you on the SEC's Internet site at http://www.sec.gov.

        This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC's Internet site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC requires us to "incorporate" into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus. Information contained in this prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus automatically updates and supersedes previously filed information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the sale of all the shares covered by this prospectus.

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed with the SEC on March 30, 2004;

  •
  our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2004, filed with the SEC on May 17, 2004;

  •
  our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2004, filed with the SEC on August 16, 2004;

  •
  our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2004, filed with the SEC on November 15, 2004;

  •
  our Current Report on Form 8-K/A, filed with the SEC on February 17, 2004;

  •
  our Current Report on Form 8-K/A, filed with the SEC on February 23, 2004;

  •
  our Current Report on Form 8-K, filed with the SEC on April 1, 2004;

  •
  our Current Report on Form 8-K, filed with the SEC on April 16, 2004;

  •
  our Current Report on Form 8-K/A, filed with the SEC on May 14, 2004;

  •
  our Current Report on Form 8-K, filed with the SEC on July 13, 2004;

  •
  our Current Report on Form 8-K, filed with the SEC on August 12, 2004;

  •
  our Current Report on Form 8-K, filed with the SEC on September 23, 2004;

  •
  our Current Report on Form 8-K, filed with the SEC on October 6, 2004;

  •
  our Current Report on Form 8-K/A, filed with the SEC on October 13, 2004;

  •
  our Current Report on Form 8-K, filed with the SEC on October 25, 2004;

  •
  our Current Report on Form 8-K, filed with the SEC on November 9, 2004;

  •
  our Current Report on Form 8-K, filed with the SEC on November 16, 2004;

  •
  our Current Report on Form 8-K, filed with the SEC on November 22, 2004;

  •
  our Current Report on Form 8-K, filed with the SEC on November 29, 2004;

  •
  the description of our common stock contained in our Registration Statement on Form 8-A/A (Amendment No. 1) filed with the SEC on December 16, 2004; and

  •
  all of our filings pursuant to the Exchange Act after the date of filing the initial registration statement and prior to effectiveness of the registration statement.

        You may request a copy of these documents, which will be provided to you at no cost, by writing or telephoning us using the following contact information:

    Genaissance Pharmaceuticals, Inc.
    Attention: Marcia Passavant
    Five Science Park
    New Haven, Connecticut 06511
    (203) 773-1450

***

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

        The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by Genaissance Pharmaceuticals, Inc. (except any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares). All amounts shown are estimates except the Securities and Exchange Commission registration fee.

Filing Fee—Securities and Exchange Commission	$1,480
Legal fees and expenses	$20,000
Accounting fees and expenses	$12,500
Miscellaneous expenses	$6,020
Total Expenses	$40,000

Item 15. Indemnification of Directors and Officers.

        Section 102 of the General Corporation Law of the State of Delaware allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Section 6 of Article FIFTH of our Amended and Restated Certificate of Incorporation provides that no director of our company shall be personally liable for any monetary damages for any breach of fiduciary duty as a director, except to the extent that the General Corporation Law of the State of Delaware prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

        Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his or her conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

        Article V of our Amended and Restated By-laws provides that each person who may serve or who has served at any time as a director or officer of our corporation shall be indemnified by us against all expenses and liabilities (including attorneys' fees, judgments, fines, excise taxes, penalties and amounts payable in settlements) reasonably incurred by or imposed upon such person in connection with any threatened, pending or completed action or other legal proceeding, whether civil, criminal, administrative or investigative (other than a proceeding voluntarily initiated by such person, unless such person is successful on the merits, the proceeding was authorized by the corporation or the proceeding seeks a declaratory judgment regarding such person's conduct) brought against such person by virtue of such person's position as a director or officer of our corporation. However, no indemnification will be provided for any such person with respect to any matter as to which such person shall have been finally adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his or her action was in the best interests of our corporation and, with respect to any criminal action or proceeding, such person had reasonable cause to believe his or her conduct was unlawful or, to the extent such matter relates to service with respect to any employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan. In addition, as to any matter disposed of by a compromise payment by such person, pursuant to a consent decree or otherwise, the payment and indemnification thereof must have been approved by our corporation, which approval shall not unreasonably be withheld, or by a court of competent jurisdiction. Such indemnification shall include payment by our corporation of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if he or she shall be adjudicated to be not entitled to indemnification under this article, which undertaking may be accepted without regard to the financial ability of such person to make repayment.

        Indemnification is required to be made unless we determine that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by us that the director or officer did not meet the applicable standard of conduct required for indemnification, or if we fail to make an indemnification payment within 30 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give us written notice of the action for which indemnity is sought.

        Article V of our Amended and Restated By-laws further provides that the indemnification provided therein is not exclusive, and provides that in the event that the General Corporation Law of the State of Delaware is amended to expand the indemnification permitted to directors or officers we must indemnify those persons to the fullest extent permitted by such law as so amended.

        We maintain a general liability insurance policy which covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

        We have purchased directors' and officers' liability insurance which would indemnify our directors and officers against damages arising out of certain kinds of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as such.

Item 16. Exhibits.

Exhibit Number	Description
4.1
The Registrant's Amended and Restated Certificate of Incorporation, as amended, was filed as an exhibit to the Registrant's Registration Statement on Form 8-A/A (Amendment No. 1), filed December 16, 2004, and is herein incorporated by reference.
4.2
The Registrant's Amended and Restated By-Laws was filed as an exhibit to Amendment No. 1 to the Registrant's Registration Statement on Form S-1, dated June 30, 2000, and is herein incorporated by reference.
5.1	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP. Filed herewith.
23.1	Consent of PricewaterhouseCoopers LLP. Filed herewith.
23.2	Consent of Ernst & Young LLP. Filed herewith.
23.3	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5.1 hereto).
24.1	Power of Attorney (included on the signature pages hereof).

        After reasonable efforts, the Registrant has not been able to obtain the consent of Arthur Andersen LLP to the incorporation by reference of their report in this Registration Statement, and the Registrant has dispensed with the requirement under Section 7 of the Securities Act of 1933, as amended (the "Securities Act"), to file their consent in reliance on Rule 437(a) promulgated under the Securities Act of 1933. Because Arthur Andersen LLP has not consented to the incorporation by reference of their report in this Registration Statement, you will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen LLP incorporated by reference herein or any omissions to state a material fact required to be stated therein.

Item 17. Undertakings.

        Item 512(a) of Regulation S-K.    The undersigned Registrant hereby undertakes:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  to include any prospectus required by Section 10(a)(3) of the Securities Act;

  (ii)
  to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

  (iii)
  to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

        (2)   That, for the purposes of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        Item 512(b) of Regulation S-K.    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Item 512(h) of Regulation S-K.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Haven, State of Connecticut, on this 17th day of December, 2004.

GENAISSANCE PHARMACEUTICALS, INC.
By:	/s/ KEVIN L. RAKIN Kevin L. Rakin President and Chief Executive Officer

        We, the undersigned officers and directors of Genaissance Pharmaceuticals, Inc., hereby severally constitute and appoint Kevin L. Rakin and Ben D. Kaplan, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-3 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Genaissance Pharmaceuticals, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated and on the 17th day of December, 2004.

Signature	Title

/s/ KEVIN L. RAKIN Kevin L. Rakin	President, Chief Executive Officer, Treasurer and Director (Principal Executive Officer)
/s/ BEN D. KAPLAN Ben D. Kaplan	Senior Vice President, Chief Financial Officer and Secretary (Principal Accounting and Financial Officer)
/s/ JÜRGEN DREWS, M.D. Jürgen Drews, M.D.	Chairman of the Board
/s/ KAREN A. DAWES Karen A. Dawes	Director
/s/ JOSEPH KLEIN III Joseph Klein III	Director
/s/ HARRY H. PENNER, JR. Harry H. Penner, Jr.	Director
/s/ SETH RUDNICK, M.D. Seth Rudnick, M.D.	Director
/s/ CHRISTOPHER WRIGHT Christopher Wright	Director

EXHIBIT INDEX

Exhibit Number	Description
4.1	The Registrant's Amended and Restated Certificate of Incorporation, as amended, was filed as an exhibit to the Registrant's Registration Statement on Form 8-A/A (Amendment No. 1), filed December 16, 2004, and is herein incorporated by reference.
4.2
The Registrant's Amended and Restated By-Laws was filed as an exhibit to Amendment No. 1 to the Registrant's Registration Statement on Form S-1, dated June 30, 2000, and is herein incorporated by reference.
5.1	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP. Filed herewith.
23.1	Consent of PricewaterhouseCoopers LLP. Filed herewith.
23.2	Consent of Ernst & Young LLP. Filed herewith.
23.3	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5.1 hereto).
24.1	Power of Attorney (included on the signature pages hereof).

        After reasonable efforts, the Registrant has not been able to obtain the consent of Arthur Andersen LLP to the incorporation by reference of their report in this Registration Statement, and the Registrant has dispensed with the requirement under Section 7 of the Securities Act of 1933, as amended (the "Securities Act"), to file their consent in reliance on Rule 437(a) promulgated under the Securities Act of 1933. Because Arthur Andersen LLP has not consented to the incorporation by reference of their report in this Registration Statement, you will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen LLP incorporated by reference herein or any omissions to state a material fact required to be stated therein.

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Table of Contents
PROSPECTUS SUMMARY
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION
USE OF PROCEEDS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 14. Other Expenses of Issuance and Distribution.
  Item 15. Indemnification of Directors and Officers.
  Item 16. Exhibits.
  Item 17. Undertakings.
SIGNATURES
EXHIBIT INDEX